EXHIBIT 16.1

January 16, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Red Sky Resources Inc. (the “Company”). We have read the Company’s current report on Form 8-K dated January 16, 2006 (the “Form 8-K”) and are in agreement with the disclosures regarding our firm as included in the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Ernst & Young LLP

ERNST & YOUNG LLP
Chartered Accountants

A Member of Ernst & Young Global